OPAL LAWYERS
蓝钰法律事务所

Date: March 15, 2023

To: **CytoMed Therapeutics Limited**
1 Commonwealth Lane,
#08-22, One Commonwealth,
Singapore 149544

Attn: Board of Directors

Dear Sirs,

CYTOMED THERAPEUTICS LIMITED (THE "COMPANY") – SINGAPORE TAX OPINION

1 INTRODUCTION

1.1 We are a law firm practising Singapore law.

1.2 We refer to the Registration Statement on Form F-1, including all amendments or supplements thereto (Registration Statement No. 333-268456) initially filed with the Securities and Exchange Commission (the "**SEC**") in connection with the registration under the Securities Act of 1933, as amended (the "**Securities Act**") on November 18, 2022 (the "**Registration Statement**"), of: (i) up to 2,412,369 ordinary shares in the Company ("**Ordinary Shares**") for sale to the public by the Company (the "**Offer Shares**"), and (ii) up to 361,855 Ordinary Shares which may be purchased by the Underwriter (as defined below) pursuant to an option to purchase additional Ordinary Shares granted by the Company (the "**Option Shares**") (the foregoing offering of shares, collectively the "**Offering**").

1.3 We have acted as Singapore legal advisers to the Company in connection with the Offering and have been requested by the Company issue a legal opinion on the statements contained in the section "Tax Considerations – Material Singaporean Tax Considerations" comprising the subsections "Individual Income Tax", "Corporate Income Tax", "Dividend Distributions", "Gains on Disposal of our Ordinary Shares", "Stamp Duty", "Estate Duty" and "GST" (collectively referred to as the "**Singapore Tax Sections**") of the Registration Statement.

2 OPINION

Subject to the qualifications set out in paragraph 3 of this opinion, the statements made in the Singapore Tax Sections, insofar as they purport to describe or summarise certain provisions of Singapore tax laws referred to therein, based on the assumption of facts, and subject to the limitations set forth therein, are accurate descriptions or summaries in all material respects.

3 QUALIFICATIONS

Our opinion is subject to the following qualifications:

3.1 this opinion is given only in respect of tax laws of Singapore which are in force on the date of this opinion and this opinion is to be governed and interpreted in accordance with such laws and the courts of Singapore have exclusive jurisdiction to settle any dispute or claim arising out of or in connection herewith (including any non-contractual disputes or claims);

3.2 the tax laws of Singapore referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

3.3 this opinion is issued based on our understanding of the tax laws of Singapore. For matters not explicitly provided under the tax laws of Singapore, the interpretation of, implementation and application of the specific requirements under the tax laws of Singapore are subject to the final discretion of competent Singapore legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will ultimately take a view that is not contrary to our opinion stated above; and

3.4 this opinion is strictly limited to the matters stated in it and does not apply by implication to other matters. We have made no investigation into, and do not express or imply any views on, the laws of any country other than Singapore. Except as may be expressly described herein, we have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel in giving this opinion.

4 CONCLUSION

4.1 Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Offering or otherwise including, but without limitation, any other document signed in connection with the Offering. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

4.2 This opinion is given only for the benefit of the person to whom it is addressed, subject to the condition that such person accepts and acknowledges that this opinion may not be appropriate or sufficient for such person(s)' purposes, and is strictly limited to the matters stated in this opinion and is not to be read as extending by implication to any other matter, or otherwise including, but without limitation, any other matter signed in connection with the Offering. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be transmitted or disclosed to, or relied upon by, any other person, nor is it to be used or relied upon for any other purpose, or quoted or referred to in any public document or filed with any governmental or other authorities, without our prior written consent, unless the person to whom it is addressed is required to do so by law, regulation or any governmental or regulatory authority or to produce a copy in court or arbitration proceedings relating to the Offering. For the avoidance of doubt, a copy of this letter may be included in the closing set memorialising the Offering.

Yours faithfully,

Opal Lawyers

Opal Lawyers LLC